Exhibit 99.18

FOR IMMEDIATE RELEASE: GENCOR RELEASES FISCAL YEAR AND FOURTH QUARTER

2008 RESULTS

December 15, 2008 (GLOBE NEWSWIRE) - Gencor Industries, Inc., (NasdaqGM:GENC-News) announced Net Income of $15.2 million or $1.59 per diluted share for the year ended September 30, 2008, compared to Net Income of $18.5 million or $1.91 per diluted share for the year ended September 30, 2007. Net revenue for the year ended September 30, 2008, was $88.3 million, compared to $75.3 million from the prior year. Operating income for the year ended September 30, 2008, was $6.8 million, compared to $6.3 million from the prior year.

Income before taxes for the year ended September 30, 2008 and September 30, 2007, included cash distributions of $15.6 million and $19.9 million, respectively, from synthetic fuel investees.

Net revenue for the three months ended September 30, 2008, was $21.5 million, compared to $15.2 million from the three months ended September 30, 2007. For the quarter, Net Income was $.1 million or $.01 per diluted share for the three months ended September 30, 2008, compared to Net Income of $.9 million or $.09 per diluted share for the three months ended September 30, 2007. Operating income for the three months ended September 30, 2008, was $1.2 million, compared to break-even from the three months ended September 30, 2007.

E. J. Elliott, Gencor’s Chairman, stated, “We are pleased with our sales increase in 2008 in spite of the weakness of the economy, and construction in general. Operating income increased, however, as a percentage of sales was impacted adversely in part by the significant increase in steel prices and components, and also the rapid escalation in energy costs. We implemented a price increase effective July 1, 2008, and we continue to monitor material price changes. While disappointed in the margin for the year, corrective actions have been taken as we enter an unprecedented time in our history. The outlook for increased infrastructure spending is encouraging, however, the current recession and tightening of the credit market make the coming year very challenging. We look forward to continuous growth from operations and we continue to evaluate opportunities to expand our existing businesses.”

Gencor Industries is a diversified heavy machinery manufacturer for the production of highway construction materials, synthetic fuels and environmental control machinery and equipment used in a variety of applications.

Caution Concerning Forward Looking Statements—This press release and our other communications and statements may contain “forward-looking statement,” including statement about our beliefs, plans, objectives, goals, expectations, estimates, projections and intentions. These statements are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. The words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “target,” “goal,” and similar expressions are intended to identify forward-looking statements. All forward-looking statements, by their nature, are subject to risks and uncertainties. Our actual future results may differ materially from those set forth in our forward looking statements. For information concerning these factors and related matters, see our Annual Report on Form 10-K for the year ended September 30, 2008: (a) “Risk Factors” in Part I, Item 1A and (b) “Management’s Discussion and Analysis of Financial Position and Results of Operations” in Part II, Item 7. However, other factors besides those referenced could adversely affect our results, and you should not consider any such list of factors to be a complete set of all potential risks or uncertainties. Any forward-looking statements made by us herein speak as of the date of the press release. We do not undertake to update any forward-looking statement, except as required by law.

Contact:	Jeanne Lyons
Corporate Secretary
407-290-6000